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                                                                   EXHIBIT 10.26

                  Summary of the Director Compensation Program


         Penwest Pharmaceuticals Co. ("the Company") maintains a director compensation program for its directors that is administered by the Compensation Committee of the Board of Directors of the Company. Under this program:

     - Each of the Company's non-employee directors receives an annual retainer of $20,000 per year, payable in quarterly installments on the first business day of each calendar quarter. Each non-employee director may elect to receive this annual retainer in cash, shares of the Company's common stock, or both.

     - Each non-employee director also receives, in cash or shares of the Company's common stock pursuant to the director's elections, fees of $1,500 for each board meeting attended in person and fees of between $500 and $1,000 for each board meeting attended telephonically.

     - All non-employee directors receive reimbursement for all reasonable expenses incurred in attending meetings of the Board and committees of the Board.

     - On the first business day of each calendar year, the Company issues to each non-employee director either options to purchase 12,000 shares of the Company's common stock or a grant of 6,000 shares of restricted common stock, as elected by the director. The exercise price of these options equals the fair market value of one share of the Company's common stock on the date of grant. Options granted pursuant to the director compensation program vest on the first anniversary of the date of grant. Restricted common stock granted pursuant to the director compensation program is granted without requiring payment of additional consideration by the director and vests on the first anniversary of the grant date. The vesting of options and of the restricted common stock is subject to acceleration in full upon the occurrence of a change in control of the Company.

     - Upon the date of the initial election of any non-employee director to the Board, the Company grants such non-employee director 20,000 shares of restricted common stock and grants an additional 12,000 shares of restricted common stock generally every four years thereafter. These shares vest in four equal annual installments commencing upon the first anniversary of the date of grant. The vesting of the restricted common stock is subject to acceleration in full upon the occurrence of a change in control of the Company.